For additional information, please contact:Mr. Charles R. Ofner
                                                   (713) 496-5000


     Houston, Texas...February 28, 1995...Reading & Bates Corporation (RB-NYSE) announced today that it has received an unsolicited merger proposal from Sonat Offshore Drilling Inc. providing for an acquisition of 100% of the common stock of Reading & Bates for a combination of Sonat Offshore common stock and $100 million in cash. As proposed by Sonat Offshore, Reading & Bates' shareholders would, at their election, receive either (i) .357 shares of Sonat Offshore common stock or (ii) $7.50 of cash for each share of Reading & Bates. To the extent that the election results in an under- or oversubscription as to the $100 million of cash, a proration formula would be utilized. The proposal will expire on March 10, 1995.

     Reading & Bates stated that its board of directors will evaluate the merger proposal.

     Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services and floating production systems to the upstream offshore oil and gas industry worldwide.